UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT,

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): March 22, 2005

CHYRON CORPORATION

(Exact Name of Registrant as Specified in its Charter)
New York	1-9014	11-2117385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5 Hub Drive
Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 845-2000

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 22, 2005, Chyron Corporation (the "Company") entered into a Second Loan Modification Agreement (the "Agreement") with Silicon Valley Bank ("SVB"). The Agreement amends the First Loan Modification Agreement dated February 24, 2005 and the Loan Agreement dated April 29, 2004 (together, the "Loan Agreement") to: (i) change the Tangible Net Worth covenant to require Tangible Net Worth at month-end to equal or exceed $1.5 million at April 30 and May 31, 2005, $3.0 million at September 30 and December 31, 2005 and at March 31, 2006, and $2.0 million at all other months-end from February 28, 2005 through February 28, 2006; (ii) permit the Company to repay the Company's Series C 7% Subordinated Convertible Debentures (the "Series C Debentures") in an amount not to exceed $1.261 million on or after March 31, 2005 and an amount not to exceed $1.356 million on or after April 30, 2006 provided that in all instances at the time of making the payment, the Company has no outstanding obligations to SVB and there is no then existing default under the Agreement or Loan Agreement and no default will exist after giving effect to any such payments. No amounts are outstanding under the Revolver.

The purpose of the Agreement was for SVB to permit the Company to repay, earlier than the scheduled maturity, one half of the outstanding principal and accrued interest balance of the Series C Debentures at March 31, 2005, and to extend payment of the balance to April 30, 2006. Prior to the below described Amendment to the Series C Debentures, the entire principal and accrued interest balance had been scheduled to mature on December 31, 2005.

Item 8.01. Other Events

On March 22, 2005, the Company entered into an amendment to the Company's Series C 7% Subordinated Convertible Debentures (the "Amendment") with all holders of the Series C Debentures. The Amendment requires the Company to repay, on March 31, 2005, one half of principal and accrued interest thereon through March 31, 2005. The Amendment further allows the Company to repay the remaining principal balance, plus accrued interest through the maturity date, on April 30, 2006. The payment to be made on March 31, 2005 will total $1.26 million. The remaining principal and accrued interest will be due and payable on April 30, 2006 in the total amount of $1.356 million.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

4.1 Amendment to Series C 7% Convertible Subordinated Debentures

dated March 22, 2005.

10.1 Second Loan Modification Agreement dated March 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRON CORPORATION
By:	/s/ Jerry Kieliszak
Name:	Jerry Kieliszak
Title:	Senior Vice President and
Chief Financial Officer

Exhibit No.	Description

4.1	Amendment to Series C 7% Convertible Subordinated Debentures dated March 22, 2005.
10.1	Second Loan Modification Agreement dated March 22, 2005.

Date: March 28, 2005